EXHIBIT - 16b

                                DECLARATION FUND
                                 WITH RESPECT TO
                             MICHIGAN HERITAGE FUND

                   PLAN FOR THE ISSUANCE OF SHARES IN CLASSES
                   ------------------------------------------

Whereas, Michigan Heritage Fund has been organized as a separate series of Declaration Fund, and

Whereas, the shares issued with respect to Michigan Heritage Fund have been offered and sold at net asset value without a sales charge, and

Whereas, the Amended and Restated Declaration of Trust of Declaration Fund authorizes the Trustees to classify or reclassify any unissued trust shares into a second class of shares and additional classes of shares setting before the issuance thereof, their preferences, designations, conversion or other rights, restrictions, limitations as to dividends, conditions of redemption qualifications or other terms, and

Whereas, the Trustees shall have the power to classify or reclassify any class of shares into one or more sub-classes by setting or changing in any one or more respects their preferences, designations, conversion or other rights, restrictions, limitation as to dividends, conditions of redemption and qualifications or other terms, and

Whereas, upon the issuance of the first share of a second class of shares classified or reclassified by the Trustees, all shares theretofore issued and outstanding shall automatically represent shares of a separate class, and

Whereas, Rule 18f-3 under Section 18(f) of the Investment Company Act of 1940 creates a limited exemption from Section 18(f)(1) and Section 18(i) of the Act for funds that issue multiple classes of shares with varying arrangements for the distribution of securities and the provision of services to shareholders, and

Whereas, the Board acting in accordance with the provisions of the Trust Agreement has established two classes of shares designated as No-Load Class and Class A, and

Whereas, a majority of the Trustees of Declaration Fund, including a majority of those Trustees who are not interested persons of Declaration Fund have found that the Plan as proposed to be adopted is in the best interests of each Class individually and Declaration Fund as a whole, and

Whereas, Dickinson Asset Management, Inc. has said that it will agree to pay the costs of creating a second class of shares, and

Whereas, Michigan Heritage Fund has in effect a Rule 12b-1 Plan which authorizes the use of Michigan Heritage Fund's assets in an amount of up to.25% per annum for distribution purposes.

NOW, THEREFORE, the following terms and conditions of the multiple class expense allocation plan with respect to the Michigan Heritage Fund series are hereby adopted:

1. Class Differences Each class of shares of a Fund series shall represent interests in the same portfolio investments of the Fund series and shall be identical in all respects, except that each class shall differ with respect to
(i) distribution and related services and expenses as provided in Sections 2 and 3 below, (ii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the respective prospectuses and statements of additional information of the series, as the same may be amended from time to time, and (iii) the designations of the several classes of shares

2. Differences in Distribution and Related Services The No-Load Class and the Class A share of the Michigan Heritage series shall differ in the manner in which such shares are distributed and in the related services provided to shareholders of each class in the following ways: (i) the No-Load Class shall be distributed at the per share net asset value, (ii) Class A shares shall be subject to a sales charge and to a service charge (trail commission) payable to the broker-dealers who provide liaison services to investors: all as may be set forth from time to time in the prospectuses and statements of additional information.

3. Allocation of Expenses

     (a) Expenses relating to the distribution of shares of a Class or the services provided to the Class shall be allocated to the Class.

     (b) Other expenses shall be allocated among the Classes in different amounts to the extent that they are incurred by one Class in a different amount or reflect differences in the amount or kind of services that the Classes receive.

     (c) Income, realized and unrealized capital gains and losses and expenses that are not assigned shall be allocated based upon net assets.

     Notwithstanding the foregoing, the investment adviser of the Michigan Heritage Fund series may waive or reimburse the expenses of a Class to the extent permitted.

4. Voting Any matter required to be submitted by the provisions of the Investment Company Act or of applicable state law, or otherwise to the holders of the outstanding voting securities of Declaration Fund shall not be deemed to be effectively acted upon unless approved by the holders of a majority of the outstanding voting securities of the class or series affected.

5. Effectiveness This Plan shall become effective on the later of (i) the date on which the post-effective amendment to the Registration Statement of Declaration Fund relating to the multiple classes of shares of the Michigan Heritage Fund becomes effective and (ii) the date upon which the public offer and sale of the shares of the Class A shares commences.

     This Plan shall be effective with respect to each additional class of Michigan Heritage Fund established by Declaration Fund after the date hereof and shall be subject to this Plan upon the commencement of the initial public offering of the shares of the class; provided that the Plan, as amended to reflect the new class, has been approved by the Board of Trustees, including by a majority of the non-interested Trustees.

6. Amendment and Termination The Plan may be amended or terminated at any time by a majority vote of the Board of Trustees of Declaration Fund, including by a majority of the non-interested Trustees.